UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PROGENICS PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 24, 2019, Progenics Pharmaceuticals, Inc. (the “Company”) issued a press release (the “Press Release”) disclosing the filing of a supplemental investor presentation with the U.S. Securities and Exchange Commission (the “SEC”). A copy of the supplemental investor presentation previously filed with the SEC on June 24, 2019 is available here: https://www.sec.gov/Archives/edgar/data/835887/000143774919012471/prog20190623_defa14a.htm.

The full text of the Press Release follows:

Progenics Pharmaceuticals Files Supplemental Investor Presentation Rebutting Velan’s Latest Inaccurate Claims

Board has Positioned Progenics to Maximize Value as a Result of Proactive and Deliberate Strategy

Velan’s Baseless Criticisms about the Development of AZEDRA and 1095 Reveal a Fundamental Lack of Understanding of Radiopharmaceuticals

Shareholders Should Question Velan’s Qualifications and Be Concerned About Apparent Ulterior Motives

Urges Shareholders to Vote “For” All of Company’s Directors on the WHITE Proxy Card

NEW YORK, June 24, 2019 – Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX) (“Progenics” or the “Company”), an oncology company developing innovative targeted medicines and artificial intelligence to find, fight and follow cancer, today filed a presentation with the U.S. Securities and Exchange Commission (“SEC”) in connection with its upcoming 2019 Annual Meeting (“Annual Meeting”) scheduled for July 11, 2019. The presentation addresses Velan Capital, L.P.’s (“Velan”) latest flawed arguments and is intended to supplement the investor presentation Progenics filed with the SEC on June 21, 2019 detailing the Company’s historic and ongoing actions to enhance shareholder value .

In addition to highlighting a number of illogical, contradictory and categorically untrue statements made by Velan, the presentation makes clear that:

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Velan’s comparison of AZEDRA to XOFIGO and LUTATHERA as a precedent for commercialization speed is deeply flawed and highlights its own complete lack of understanding of the oncology and radiopharmaceutical space. AZEDRA is a complex radiopharmaceutical designed to treat ultra-orphan cancers, has a high level of radiation and requires patients to be treated in an “in-patient” setting. XOFIGO and LUTATHERA, on the other hand, are for broader indications, have lower levels of radiation and can be administered in an “out-patient” setting. As a result of these differences, AZEDRA has a significantly more complex commercialization process than XOFIGO or LUTATHERA and comparing them is illogical.

There is no disagreement that Progenics’ Board and management team saw the value in MIP and acquired AZEDRA at a steep discount. Since then, they have worked tirelessly to develop AZEDRA into a life-saving drug that analysts estimate has the potential to generate $130 million to $230 million of revenue annually.

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Velan’s criticism of the Company’s decisions regarding 1095 are totally illogical and without merit. Progenics began to develop 1095 when it was strategically and financially logical and prudent to do so—following the release of positive PSMA-617 Phase 2 clinical data from the Peter Mac study, which concluded near the end of 2016. [1] Contrary to Velan’s assertion, “strong clinical data” did not exist when Progenics acquired 1095 in 2013. This point is further evidenced by the fact that no other company developed PSMA-617 before the release of this watershed data and that Endocyte’s share price increased nearly 17 times following the Company’s acquisition of the asset shortly after this data was released. These facts suggest that the market did not know the value of PSMA-617 before this point in time due to the lack of promising data to support development.

Progenics had three viable pipeline assets in 2013 and made the sound business decision to focus on the later stage assets with strongest clinical data (AZEDRA and 1404), moving 1095 forward in its pipeline when there was strong data for success to support the responsible allocation of capital. Furthermore, when the Company turned its focus to 1095, it took shrewd steps to ensure that it would have clear competitive advantages over PSMA-617, including treating a larger market size, using a better understood isotope, being a leader in combination treatment and synergistic production with AZEDRA. Progenics’ strategy for developing 1095 consists of calculated decisions to maximize shareholder value, rather than gambling shareholder capital on an early stage asset with no viable data as Velan evidently would have preferred.

1 The most impactful data was released after the conclusion of the Peter Mac study, which is a typical sequence for the release of clinical trial data. Lancet Oncol. 2018 Jun;19(6):825-833. doi: 10.1016/S1470-2045(18)30198-0. Epub 2018 May 8.

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Velan’s proxy campaign is about attempting to take control of the Progenics Board and the Company’s strategic direction. To date, Velan has refused ALL settlement offers that did not include a Board seat for Bala Venkataraman or one of his business partners that have histories of reported price gouging. This negotiating posture ignores our legitimate concerns that adding directors with associations with unlawful pricing practices could jeopardize the valuable relationships Progenics has forged over many years with regulators, doctors, payers and patients, among many other constituencies.

In fact, Velan did not even respond to Progenics’ latest offer, which would have allowed Velan to designate two additional directors (over 20 percent) to the Board for a period of two years with requisite experience and without ESG concerns, such as past price gouging. We have therefore made a good faith effort to reach a compromise that balances Velan’s position as a shareholder owning nearly 10 percent of the Company against the valid ESG concerns identified by the Board about Velan’s candidates.

Your vote is important, no matter how many or how few shares you own. The Progenics Board strongly recommends that shareholders vote on the WHITE proxy card “FOR” all of Progenics’ experienced director nominees. If you need assistance voting your shares, please contact Progenics’ proxy solicitor MacKenzie Partners, Inc. toll-free at (800) 322-2885 or proxy@mackenziepartners.com.

About PROGENICS

Progenics is an oncology company focused on the development and commercialization of innovative targeted medicines and artificial intelligence to find, fight and follow cancer, including: therapeutic agents designed to treat cancer (AZEDRA®, 1095, and PSMA TTC); prostate-specific membrane antigen (“PSMA”) targeted imaging agents for prostate cancer (PyL™ and 1404); and imaging analysis technology (aBSI and PSMA AI). Progenics has two commercial products, AZEDRA, for the treatment of patients with unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma (rare neuroendocrine tumors of neural crest origin) who require systemic anticancer therapy; and RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced constipation, which is partnered with Bausch Health Companies Inc.

Forward Looking Statements

This press release contains projections and other “forward-looking statements” regarding future events. Statements contained in this communication that refer to Progenics’ estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics’ current perspective of existing trends and information as of the date of this communication and include statements regarding Progenics’ strategic and operational plans and delivering value for shareholders. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the costs and management distraction attendant to a proxy contest; market acceptance for approved products; the risk that the commercial launch of AZEDRA may not meet revenue and income expectations; the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations; the unpredictability of the duration and results of regulatory review of New Drug Applications (NDA) and Investigational NDAs; the inherent uncertainty of outcomes in the intellectual property disputes such as the dispute with the University of Heidelberg regarding PSMA-617; our ability to successfully develop and commercialize products that incorporate licensed intellectual property; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial, regulatory and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the Securities and Exchange Commission (the “SEC”), including those risk factors included in its Annual Report on Form 10-K for the year ended December 31, 2018, as updated in its subsequent Quarterly Reports on Form 10-Q. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this press release. For more information, please visit www.progenics.com. Information on or accessed through our website or social media sites is not included in the company’s SEC filings.

Important Additional Information and Where to Find It

Progenics has filed a definitive proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2019 Annual Meeting of Shareholders. Progenics’ shareholders are strongly encouraged to read the definitive proxy statement (including any amendments or supplements thereto) and the accompanying WHITE proxy card because they contain important information. Shareholders may obtain copies of Progenics’ 2019 proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Progenics with the SEC in connection with its 2019 Annual Meeting of Shareholders when they become available and for no charge at the SEC’s website at www.sec.gov. Copies will also be available for no charge in the Investors section of Progenics’ website at www.progenics.com.

Certain Information Regarding Participants

Progenics, its directors, executive officers and certain employees may be deemed participants in the solicitation of proxies from shareholders in connection with Progenics’ 2019 Annual Meeting of Shareholders. Information regarding these participants, including their respective direct or indirect interests by security holdings or otherwise, is set forth in the definitive proxy statement for Progenics’ 2019 Annual Meeting of Shareholders, which can be obtained free of charge from the sources indicated above.

Investor Contact

Melissa Downs

Investor Relations

(646) 975-2533

mdowns@progenics.com

Additional Investor Contact

Bob Marese / David Whissel

MacKenzie Partners, Inc.

(212) 929-5500

Media Contact

Michael Freitag / James Golden / Clayton Erwin

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449